Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Tom Shaw, CFA Under Armour, Inc. Tel: 410.843.7676 Media: Erin Wendell Under Armour, Inc. Tel: 410.454.6570

FOR IMMEDIATE RELEASE

UNDER ARMOUR APPOINTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

Baltimore, MD (June 27, 2012) – Under Armour, Inc. (NYSE: UA) today announced that Brenda Piper, Chief Marketing Officer for the Animation, Young Adults & Kids Media Group of Turner Broadcasting System and Admiral Eric Olson, U.S. Navy (Retired), former head of the United States Special Operations Command, have joined the Company’s board of directors. The appointments are effective July 1, 2012.

Brenda Piper is the Chief Marketing Officer for the Animation, Young Adults & Kids Media Group of Turner Broadcasting System, Inc., responsible for providing overall vision and leadership to all areas of marketing, on-air and trade creative services that support the cable television networks and the digital enterprises within this division of Turner. A veteran brand marketing and promotion executive, she previously served as Senior Vice President of Integrated Marketing and Promotions for Nickelodeon, MTVN Kids and Family Group, as Vice President of Consumer Marketing for VH1 and as Vice President of Affiliate Marketing, Entertainment Group for MTV Networks. Prior to joining MTV Networks, she held marketing management positions with ABC Radio Networks, Frito-Lay and Pepsi-Cola, both divisions of Pepsi-Co, and with Mobil Oil in its consumer retail and distribution businesses.

Admiral Olson is currently President and Managing Member of ETO Group, LLC, serving as an independent national security consultant. He retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver Star. His career culminated as the head of the United States Special Operations Command, where he was responsible for the mission readiness of all Army, Navy, Air Force and Marine Corps special operations forces.

“We are excited to have Brenda Piper and Admiral Olson joining our Board,” said Kevin Plank, Under Armour’s CEO and Chairman. “Brenda Piper is an impressive marketing executive who will bring significant marketing expertise and perspective to the UA Brand and our business,” continued Mr. Plank. “Admiral Olson has a distinguished career of service to our country and has managed large and complex organizations within our armed services. His leadership and management experience will be a great asset to our business.”

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.ua.com.